PROMISSORY NOTE

$100,000	March 10, 2017

FOR VALUE RECEIVED, the undersigned, PCS Edventures!.Com, Inc., an Idaho corporation (hereinafter referred to as “Borrower”), hereby promises to pay to the order of AARON H. NEMEC, or (his/her/its) successors and assigns, if any (hereinafter referred to as “Lender”), the principal sum of One Hundred Thousand Dollars ($100,000), together with interest on the unpaid principal amount of this Promissory Note (“Note”) at the rate of twenty percent (25%) per annum in the manner and upon the terms and conditions set forth below.

The principal and interest on the unpaid principal amount of this Note, or any portion thereof, shall be paid in full in cash on or before May 19, 2017. All cash payments on this Note shall be made in lawful currency of the United States at the address of the Lender, or at such other place as the holder of this Note may designate in writing.

This Note is secured by the receivables created by the Catapult Purchase Order Numbers 62231 dated 2/15/2017; 62230 dated 2/15/2017; and 62280 dated 2/21/2017 for the aggregated sum of $$234,122.75. These purchase orders are attached at part of this document. Borrower has received a 50% down payment on these orders and will receive the remaining payments within 30days of shipment. These remaining payments, totaling $117,061.38, are the collateral for this loan.

Upon default in the payment of any amount due pursuant to this Note for more than thirty (30) days after the due date, the Lender may, without notice, declare the entire debt and principal amount then remaining unpaid under this Note immediately due and payable and may, without notice, in addition to any other remedies, proceed against the Borrower to collect the unpaid principal and any interest due. Presentment for payment, notice of dishonor, protest and notice of protest are waived by the Borrower and any and all others who may at any time become liable or obligated for the payment of all or any part of this Note, the principal or interest due.

This Note may be amended only by a written instrument executed by Lender and Borrower.

This Note shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Idaho. Any legal action to enforce any obligation of the parties to this Note shall be brought only in the District Court of the Fourth Judicial District of the State of Idaho, in and for the County of Ada.

In the event of any civil action filed or initiated between the parties to this Note or any other documents accompanying this Note, or arising from the breach or any provision hereof, the prevailing party shall be entitled to seek from the other party all costs, damages, and expenses, including reasonable attorney’s and paralegal’s fees, incurred by the prevailing party.

Dated the day and year first above written.

PCS Edventures!.Com, Inc.

/s/ Michael J. Bledsoe
Michael J. Bledsoe, Vice President & Treasurer
PCS Edventures, Inc.
345 Bobwhite Ct. Ste. 200
Boise, ID 83706
(Borrower)

/s/ Aaron H. Nemec
Aaron H. Nemec
800 W. Watersford Drive
Eagle, ID 83616
(Lender)